EX-99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma financial statements give effect to the acquisition of 100% of the equity of Summit View, Inc., the parent company of 10 short line railroads known as the Ohio Central Railroad System (OCR) by Genesee & Wyoming Inc. (GWI or the Company). The following unaudited pro forma combined balance sheet is based on the historical balance sheets of GWI and OCR at September 30, 2008, and has been prepared to reflect the acquisition of OCR as if it had been completed on September 30, 2008. The following unaudited pro forma combined statements of operations give effect to the acquisition of OCR as if it had taken place on January 1, 2007. The unaudited pro forma combined statement of operations for the year ended December 31, 2007, is based upon GWI’s historical consolidated statement of operations and OCR’s historical consolidated statement of operations, in each case for the year ended December 31, 2007. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2008, is based upon GWI’s historical consolidated statement of operations and OCR’s historical consolidated statement of operations, in each case for the nine months ended September 30, 2008.

The acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (SFAS 141). Under the purchase method of accounting, the total estimated purchase price of the acquisition, calculated as described in Note 1 to these unaudited pro forma combined financial statements, is allocated to the net tangible and intangible assets of OCR based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The final determination of these estimated fair values is subject to completion of an ongoing assessment and may differ from the preliminary allocation.

The unaudited pro forma combined financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. They do not include liabilities that may result from integration activities which are not presently estimable. The management of GWI is in the process of finalizing these assessments, and estimates of these costs are not currently known. Such liabilities may qualify as an adjustment to the purchase price. In addition, the pro forma combined financial statements do not include adjustments for any potential operating efficiencies, cost savings from expected synergies, the impact of conforming to GWI’s accounting policies or the impact of derivative instruments that the Company may elect to use to mitigate interest rate risk associated with the incremental borrowings used to fund the acquisition under GWI’s Amended and Restated Senior Credit Facility. For example, OCR’s operating expenses for the nine months ended September 30, 2008, included $8.6 million of discretionary bonuses that GWI does not expect to incur as ongoing expenses but do not qualify for elimination under the treatment and presentation of pro forma results under Regulation S-X. The unaudited pro forma combined financial statements are not necessarily an indication of the results that would have been achieved had this acquisition been completed as of the dates indicated or that may be achieved in the future.

These unaudited pro forma combined financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined financial statements, (ii) the Company’s historical consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, (iii) the financial statements of OCR included herein, (iv) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2008

(dollars in thousands, except share amounts)

(Unaudited)

	GWI	OCR	Combined	Acquisition Adjustments		Pro Forma
ASSETS
CURRENTS ASSETS:
Cash and cash equivalents	$39,508	$2,758	$42,266	$(1,041)	a.	$41,225
Accounts receivable, net	140,792	6,721	147,513	—		147,513
Materials and supplies	8,191	—	8,191	—		8,191
Prepaid expenses and other	9,934	2	9,936	—		9,936
Current assets of discontinued operations	1,483	—	1,483	—		1,483
Deferred income tax assets, net	7,246	—	7,246	—		7,246

Total current assets	207,154	9,481	216,635	(1,041)		215,594

PROPERTY AND EQUIPMENT, net	789,667	33,268	822,935	168,941	b.	991,876
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,894	—	4,894	—		4,894
GOODWILL	57,411	—	57,411	—		57,411
INTANGIBLE ASSETS, net	194,338	—	194,338	155,599	c.	349,937
DEFERRED INCOME TAX ASSETS, net	197	—	197	—		197
OTHER ASSETS, net	8,974	—	8,974	8,294	d.	17,268

Total assets	$1,262,635	$42,749	$1,305,384	$331,793		$1,637,177

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,301	$11,277	$13,578	$24,000	e.	$37,578
Accounts payable	137,729	2,316	140,045	—		140,045
Accrued expenses	40,037	2,513	42,550	(694)	f.	41,856
Current liabilities of discontinued operations	1,080	—	1,080	—		1,080
Deferred income tax liabilities, net	79	—	79	—		79

Total current liabilities	181,226	16,106	197,332	23,306		220,638

LONG-TERM DEBT, less current portion	314,699	1,550	316,249	203,953	e.	520,202
DEFERRED INCOME TAX LIABILITIES, net	154,280	3,584	157,864	126,043	g.	283,907
DEFERRED ITEMS - grants from governmental agencies	111,791	2,960	114,751	(2,960)	f.	111,791
OTHER LONG-TERM LIABILITIES	21,158	150	21,308	(150)	f.	21,158
COMMITMENTS AND CONTINGENCIES	—	—	—	—		—
MINORITY INTEREST	1,254	—	1,254	—		1,254
STOCKHOLDERS' EQUITY:
Class A Common Stock	444	—	444	—		444
Class B Common Stock	40	—	40	—		40
OCR Common Stock	—	1	1	(1)	h.	—
Additional paid-in capital	214,932	120	215,052	(120)	h.	214,932
Retained earnings	454,309	18,278	472,587	(18,278)	h.	454,309
Accumulated other comprehensive income	10,844	—	10,844	—		10,844
Treasury stock, at cost	(202,342)	—	(202,342)	—		(202,342)

Total stockholders' equity	478,227	18,399	496,626	(18,399)		478,227

Total liabilities and stockholders' equity	$1,262,635	$42,749	$1,305,384	$331,793		$1,637,177

The accompanying notes are an integral part of these pro forma combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2008

(dollars in thousands, except per share amounts)

(Unaudited)

	GWI	OCR	Combined	Adjustments for Entities Not Acquired	Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$452,828	$50,081	$502,909	$—	$(97)	i.	$502,812
OPERATING EXPENSES	367,281	48,429	415,710	(159)	3,233	j.	418,784

INCOME FROM OPERATIONS	85,547	1,652	87,199	159	(3,330)		84,028
Interest income	1,753	21	1,774	—	—		1,774
Interest expense	(12,203)	(176)	(12,379)	—	(9,166)	k.	(21,545)
Minority interest	(146)	—	(146)	—	—		(146)
Other income, net	560	—	560	—	—		560

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	75,511	1,497	77,008	159	(12,496)		64,671
PROVISION FOR INCOME TAXES	28,082	743	28,825	(18)	(4,874)	l.	23,933

INCOME FROM CONTINUING OPERATIONS	$47,429	$754	$48,183	$177	$(7,622)		$40,738

Basic earnings per common share from continuing operations	$1.49	$0.02	$1.52	$0.01	$(0.24)		$1.28

Weighted average shares - Basic	31,758	31,758	31,758	31,758	31,758		31,758

Diluted earnings per common share from continuing operations	$1.31	$0.02	$1.33	$—	$(0.21)		$1.12

Weighted average shares - Diluted	36,334	36,334	36,334	36,334	36,334		36,334

The accompanying notes are an integral part of these pro forma combined financial statements.

Genesee & Wyoming Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2007

(dollars in thousands, except per share amounts)

(Unaudited)

	GWI	OCR	Combined	Adjustments for Entities Not Acquired	Acquisition Adjustments		Pro Forma
OPERATING REVENUES	$516,167	$58,185	$574,352	$(171)	$(163)	i.	$574,018
OPERATING EXPENSES	419,339	48,078	467,417	(824)	4,470	j.	471,063

INCOME FROM OPERATIONS	96,828	10,107	106,935	653	(4,633)		102,955
Interest income	7,813	—	7,813	—	—		7,813
Interest expense	(14,735)	(569)	(15,304)	90	(13,181)	k.	(28,395)
Other income, net	889	—	889	—	—		889

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	90,795	9,538	100,333	743	(17,814)		83,262
PROVISION FOR INCOME TAXES	21,548	2,134	23,682	159	(6,948)	l.	16,893

INCOME FROM CONTINUING OPERATIONS	$69,247	$7,404	$76,651	$584	$(10,866)		$66,369

Basic earnings per common share from continuing operations	$2.00	$0.21	$2.21	$0.02	$(0.31)		$1.92

Weighted average shares - Basic	34,625	34,625	34,625	34,625	34,625		34,625

Diluted earnings per common share from continuing operations	$1.77	$0.19	$1.96	$0.01	$(0.28)		$1.70

Weighted average shares - Diluted	39,148	39,148	39,148	39,148	39,148		39,148

The accompanying notes are an integral part of these pro forma combined financial statements.

1.	CHANGES IN OPERATIONS:

United States

On October 1, 2008, the Company completed its acquisition of Summit View Inc., a holding company, which owns 10 short line railroads comprising the Ohio Central Railroad System (OCR). Including an estimated adjustment for final working capital of $4.6 million, the cash purchase price for OCR was $220.2 million. In addition, the Company has placed $7.5 million of contingent consideration in escrow, which will be paid to the seller upon satisfaction of certain conditions.

The Company will account for the acquisition as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of OCR have been recorded as of the acquisition date at their respective fair values and have been consolidated with those of GWI. The purchase price, including $1.7 million of transaction related expenses, as reflected in these combined pro forma financial statements, has been preliminarily allocated as follows (in thousands):

Cash	$2,757
Other current assets	6,723
Property and equipment	202,209
Intangible assets	155,599

Total assets	367,288

Current liabilities	4,681
Long-term debt, including current portion	12,827
Deferred tax liability, net	129,627

Total liabilities	147,135

Net assets	$220,153

On October 1, 2008, the Company retired the acquired long-term debt of $12.8 million. In the preliminary purchase price allocation of the OCR acquisition, the Company allocated $155.6 million to amortizable intangible assets. Based on the Company’s preliminary estimate of their expected economic life, these intangible assets are being amortized on a straight line basis over an average period of 30-40 years.

Senior Debt Financing

Concurrent with the closing of the OCR acquisition, the Company amended and expanded the size of its senior credit facility from $256.0 million to $570.0 million. The amended credit facility is comprised of a $300.0 million revolving loan, a $240.0 million term loan and a $30.0 million (C$31.2 million) Canadian term loan, all of which are due in 2013. Initial borrowings are priced at LIBOR plus 2.0%.

Initial borrowings under the amended facility were used to fund the acquisition of OCR and refinance indebtedness outstanding under the preexisting credit facility. Following the acquisition of OCR, the Company has approximately $200 million of available borrowing capacity under the amended credit facility, which is available for general corporate purposes, including acquisitions.

The pro forma financial statements include $228.0 million of the borrowings, which were used to fund the $220.2 million cash purchase price of OCR (less the $1.7 million of estimated direct costs of the acquisition), $2.0 million of direct financing fees and $7.5 million of contingent consideration held in escrow.

2.	PRO FORMA STATEMENTS:

The “OCR” columns reflect Summit View Inc. and subsidiaries’ actual consolidated balance sheet as of September 30, 2008 and consolidated statements of income for the nine months ended September 30, 2008 and year ended December 31,

2007. OCR’s operating expenses for the nine months ended September 30, 2008, included certain corporate administrative and other costs that the Company does not believe would have continued as ongoing expenses, such as $8.6 million of discretionary bonuses, but do not qualify for elimination under the treatment and presentation of pro forma results under Regulation S-X. The “Adjustments for Entities Not Acquired” column reflects the carve out of operations for the nine months ended September 30, 2008 and year ended December 31, 2007 of OCR entities not acquired by the Company. The “Acquisition Adjustments” columns include the following pro forma adjustments:

a.	To record additional cash payments for direct costs associated with the acquisition of $1.7 million, less $0.7 million of direct costs that were paid by GWI prior to October 1, 2008;

b.	To record the estimated fair value of OCR identifiable property and equipment, as described in Note 1;

c.	To record the estimated fair value of OCR identifiable intangible assets, as described in Note 1;

d.	To record $2.0 million of deferred financing fees associated with the issuance of long-term debt to fund the acquisition of OCR and $7.5 million of contingent consideration held in escrow, and to reclassify $1.2 million of direct costs associated with the acquisition previously deferred on GWI’s historical financial statements;

e.	To record $228.0 million of proceeds from the issuance of long-term debt segregated between current and long-term based upon a full-year’s payment schedule;

f.	To record deferred items and other long-term liabilities of OCR at their estimated fair values at the acquisition date and to reclassify $0.5 million of direct costs associated with the acquisition previously accrued on GWI’s historical statements;

g.	To record deferred tax liabilities assumed in the acquisition that result primarily from the differences between the purchase price paid in the OCR acquisition compared with the carryover tax basis in the assets acquired;

h.	To eliminate the common stockholder’s equity accounts of OCR;

i.	To classify the amortization of deferred grant revenue as a reduction to depreciation expense in accordance with the Company’s accounting policies;

j.	To recognize additional annual depreciation resulting from the estimated increased basis of property and equipment acquired from OCR of $202.2 million based on estimated useful lives of 5-50 years and annual amortization resulting from the estimated identifiable intangible assets acquired from OCR of $155.6 million amortized on a straight line basis over an average of 30-40 years;

k.	To recognize the estimated incremental interest expense the Company would have incurred on the debt used to finance the acquisitions and the amortization of the assumed debt issuance costs related to the amended credit agreement. For purposes of estimating the pro forma interest expense, the Company applied an interest rate of 5.72%, comprised of the 1-month LIBOR market rate applicable on the acquisition date plus the 2.0% interest rate spread, as specified in the amended credit agreement. A 1/8% variance in the 1-month LIBOR rate would change the pro forma net income by approximately $0.2 million; and

l.	To recognize the tax impacts of the pro forma adjustments listed above.